Exhibit 31.1
Certification of Chief Executive Officer
Pursuant to Section 302 of Sarbanes Oxley Act of 2002
I, Robert F. Heinemann, certify that:

1.	I have reviewed the report on Form 10-Q of Berry Petroleum Company (the Company), as amended;

2.
Based on my knowledge, the report, as amended, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.
Based on my knowledge, the financial statements, and other financial information included in the report, as amended, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in the report.

/s/ ROBERT F. HEINEMANN
Robert F. Heinemann
President, Chief Executive Officer and Director
May 9, 2013